As filed with the Securities and Exchange Commission on October 30, 2018

Registration No. 333-214269

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regis Corporation

(Exact name of registrant as specified in its charter)

Minnesota	41-0749934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7201 Metro Boulevard

Edina, MN 55439

(Address of Principal Executive Offices) (Zip Code)

REGIS CORPORATION

2016 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Amanda P. Rusin, General Counsel

Regis Corporation

7201 Metro Boulevard,

Edina, Minnesota 55439

(952) 947-7777

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Regis Corporation (the “Company” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 27, 2016 (Registration Statement No. 333-214269 and referred to herein as the “2016 S-8”), which registered 3,500,000 shares of the Company’s Common Stock for issuance thereunder.

The Company has since adopted a new equity incentive plan, the Regis Corporation 2018 Long Term Incentive Plan (the “2018 Plan”), which replaces the 2016 Plan as of October 23, 2018, the date the Company’s shareholders approved the 2018 Plan. No future awards will be made under the 2016 Plan. This Post-Effective Amendment is being filed solely to remove 1,918,895 shares of Common Stock from registration under the 2016 S-8 as such shares will instead be available for issuance under the 2018 Plan. Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2018 Plan, including but not limited to the shares being deregistered from the 2016 S-8 hereby.

In addition, the number of shares of Common Stock available for issuance under the 2018 Plan will be increased by the number of shares subject to awards that were outstanding under the 2016 Plan that expire, are forfeited or cancelled or are settled or paid in cash. The Company may from time to time file additional post-effective amendments to the 2016 S-8 to deregister shares that subsequently become available for issuance under the 2018 Plan pursuant thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on October 30, 2018.

REGIS CORPORATION

By:	/s/ Amanda P. Rusin
Amanda P. Rusin Senior Vice President, General Counsel and Secretary